Exhibit 99.1

TICC Announces Results of Operations for the Three and Nine Months Ended September 30, 2008, and Announces Distribution

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GREENWICH, CT – 11/6/2008 – TICC Capital Corp. (NASDAQ: TICC) announced today its financial results for the quarter ended September 30, 2008 and a distribution of $0.20 per share for the fourth quarter of 2008.

HIGHLIGHTS

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For the quarter ended September 30, 2008, we recorded net investment income of approximately $5.7 million, or approximately $0.22 per share, net realized capital losses on investments of approximately $10.6 million and net unrealized appreciation on investments of approximately $800,000. In total, we had a net decrease in net assets resulting from operations of approximately $0.16 per share for the third quarter.

•	Total investment income for the third quarter amounted to approximately $8.8 million, of which approximately $8.6 million was interest income and approximately $200,000 was fee income.

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The net realized loss on investments of approximately $10.6 million largely reflects the capital loss of approximately $8.3 million associated with our investment in Pulvermedia, Inc. Please note that, economically, this loss has already been reflected in prior quarters. While we recovered approximately $2.3 million in net cash from Pulvermedia, Inc. during 2008, we determined that our remaining investment was without value and therefore realized the capital loss. Additionally, we realized a loss of approximately $1.8 million due to our sale of a portion of our debt investment in AKQA, Inc.

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During the quarter ended September 30, 2008, we incurred net unrealized appreciation of approximately $800,000. This amount consisted of unrealized gross appreciation on our investments of approximately $16.1 million, which was largely due to the reversal of previously recorded unrealized depreciation on our investment in Pulvermedia, Inc. (approximately $8.9 million), the unrealized appreciation of our equity position in Endurance International Group, Inc. (approximately $1.7 million) and the write-up on our debt investment in WHITTMANHART, Inc. (approximately $3.3 million), due to the repayment of a substantial portion of our debt investment at par. These write-ups were largely offset by write-downs of approximately $15.3 million, the largest component of which was CAPS Group (approximately $5.0 million), which, as of the fourth quarter, has been placed on non-accrual status (notwithstanding this, as of November 5, 2008 the CAPS Group was current on all interest payments due to TICC). For the three months ended September 30, 2007, we had net unrealized depreciation of approximately $11.9 million.

•	Our Board of Directors has declared a distribution of $0.20 per share for the fourth quarter of 2008

•	Payable Date: December 31, 2008

•	Record Date: December 10, 2008

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For the quarter ended September 30, 2008 we had repayments of $21.3 million, largely consisting of repayments by Empire Scaffold, LLC ($10.9 million) and WHITTMANHART, Inc. ($6.0 million), both of which were repaid at par. Also during the quarter ended September 30, 2008, we recognized approximately $16.1 million from the sale of portfolio securities, largely resulting from the sale of our investments in AKQA, Inc. ($8.2 million) and GXS Worldwide, Inc. ($4.7 million).

•	At September 30, 2008, the weighted average yield of our debt investments (excluding cash equivalents and assuming no interest income on the investments on non-accrual status) was approximately 10.4%.

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Expenses for the quarter were approximately $3.1 million, including approximately $1.6 million in investment advisory fees and approximately $730,000 in professional services and general and administrative costs, largely reflecting bank fees associated with our credit facility as well as higher fees for valuation services. For the three months ended September 30, 2007, we had expenses of approximately $4.3 million.

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At September 30, 2008, approximately $30.0 million was outstanding under our credit facility. As of November 6, 2008, approximately $7.5 million is outstanding under the facility; TICC had a cash balance of $16.2 million as of November 5, 2008.

SUBSEQUENT EVENTS

•	On October 30, 2008, the Board of Directors declared a distribution of $0.20 per share for the fourth quarter, payable on December 31, 2008 to shareholders of record as of December 10, 2008.

•	Pursuant to our request and in accordance with the terms of our credit facility, the commitment amount under our credit facility will be reduced to $7.5 million, effective November 10, 2008.

We will host a conference call to discuss our third quarter results today, Thursday, November 6, 2008 at 10:00 AM EST. Please call 800-860-2442 to participate. A replay of the conference call will be available for approximately 30 days. The replay number is 877-344-7529, the replay passcode is 425030.

The following financial statements are unaudited and without footnotes. Readers who would like additional information should obtain our Form 10-K for the period ended December 31, 2007, and subsequent reports on Form 10-Q as they are filed.

TICC CAPITAL CORP.

STATEMENTS OF ASSETS AND LIABILITIES (UNAUDITED)

	September 30, 2008	December 31, 2007
	(unaudited)
ASSETS
Investments, at fair value (cost: $313,610,760 @ 9/30/08; $411,125,347 @ 12/31/07)
Non-affiliated/non-control investments ($292,753,553 @ 9/30/08; $389,288,207 @ 12/31/07)	$240,129,706	$360,530,609
Control investments (cost: $20,857,207 @ 6/30/08; $21,837,140 @ 12/31/07)	25,175,000	24,837,140

Total investments at fair value	265,304,706	385,367,749

Cash and cash equivalents	11,827,732	7,944,608
Investments sold not settled	1,260,000	0
Interest receivable	1,475,223	2,876,424
Prepaid expenses and other assets	164,878	201,372

Total assets	$280,032,539	$396,390,153

LIABILITIES
Investment advisory fee payable to affiliate	$1,608,658	$2,123,168
Accrued interest payable	9,098	310,312
Accrued expenses	1,789,661	87,170
Loans payable	30,000,000	136,500,000

Total liabilities	33,407,417	139,020,650

NET ASSETS
Common stock, $0.01 par value, 100,000,000 shares authorized, and 26,296,293 and 21,563,717 issued and outstanding, respectively	262,963	215,637
Capital in excess of par value	319,852,061	296,578,543
Net unrealized depreciation on investments	(48,306,054)	(25,757,598)
Accumulated net realized losses on investments	(23,144,981)	(13,389,509)
Distributions in excess of investment income	(2,038,867)	(277,570)

Total net assets	246,625,122	257,369,503

Total liabilities and net assets	$280,032,539	$396,390,153

Net asset value per common share	$9.38	$11.94

TICC CAPITAL CORP.

STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended September 30, 2008	Three Months Ended September 30, 2007	Nine Months Ended September 30, 2008	Nine Months Ended September 30, 2007
INVESTMENT INCOME
From non-affiliated/non-control investments:
Interest income - debt investments	$7,804,799	$9,551,803	$27,187,747	$26,904,246
Interest income - cash and cash equivalents	55,281	278,002	179,964	502,551
Other income	78,875	348,114	610,300	1,653,826

Total investment income from non-affiliated/non-control investments	7,938,955	10,177,919	27,978,011	29,060,623

From control investments:
Interest income - debt investments	733,728	844,795	2,248,915	2,529,620
Other income	125,000	0	125,000	0

Total investment income from control investments	858,728	844,795	2,373,915	2,529,620

Total investment income	8,797,683	11,022,714	30,351,926	31,590,243

EXPENSES
Compensation expense	222,000	200,000	666,000	600,000
Investment advisory fees	1,608,659	1,916,011	5,692,785	5,338,567
Professional fees	399,961	280,514	1,125,577	723,211
Interest expense	530,164	1,670,543	3,853,231	3,908,331
General and administrative	331,278	234,713	1,265,882	714,060

Total expenses	3,092,062	4,301,781	12,603,475	11,284,169

Net investment income	5,705,621	6,720,933	17,748,451	20,306,074

Net change in unrealized appreciation or depreciation on investments	806,271	(11,888,743)	(22,548,456)	(21,736,667)

Net realized (losses) gains on investments	(10,654,597)	0	(9,755,472)	93,765

Net decrease in net assets resulting from operations	$(4,142,705)	$(5,167,810)	$(14,555,477)	$(1,336,828)

Net increase in net assets resulting from net investment income per common share:
Basic and diluted(1)	$0.22	$0.31	$0.75	$0.98
Net decrease in net assets resulting from operations percommon share:
Basic and diluted(1)	$(0.16)	$(0.24)	$(0.62)	$(0.06)
Weighted average shares of common stock outstanding:
Basic and diluted(1)	26,191,008	21,604,986	23,648,413	20,665,485

(1)

In accordance with SFAS 128-Earnings per Share, the weighted-average shares of common stock outstanding used in computing basic and diluted earnings per share for the three and nine months ended September 30, 2007 and the nine months ending September 30, 2008 were increased retroactively by a factor of 1.021% to recognize the bonus element associated with rights to acquire shares of common stock that were issued to shareholders on May 23, 2008.

TICC CAPITAL CORP.

FINANCIAL HIGHLIGHTS (UNAUDITED)

	Three Months Ended September 30, 2008	Three Months Ended September 30, 2007	Nine Months Ended September 30, 2008	Nine Months Ended September 30, 2007
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Per Share Data
Net asset value at beginning of period	$9.75	$13.27	$11.94	$13.77

Net investment income(1)	0.22	0.32	0.75	1.00
Net realized and unrealized capital gains (losses)(2)	(0.37)	(0.56)	(1.35)	(1.01)
Effect of shares issued, net of offering expenses	(0.02)	0.12	(1.10)	0.11

Total from investment operations	(0.17)	(0.12)	(1.70)	0.10

Total distributions(3)	(0.20)	(0.36)	(0.86)	(1.08)

Net asset value at end of period	$9.38	$12.79	$9.38	$12.79

Per share market value at beginning of period	$5.46	$15.79	$9.23	$16.14
Per share market value at end of period	$5.14	$13.37	$5.14	$13.37
Total return(4)	(2.2)%	(13.0)%	(36.0)%	(11.1)%
Shares outstanding at end of period	26,296,293	21,452,740	26,296,293	21,452,740

Ratios/Supplemental Data
Net assets at end of period (000’s)	$246,625	$274,380	$246,625	$274,380
Average net assets (000’s)	$257,905	$286,264	$252,625	$277,409
Ratio of expenses to average net assets(5)	4.80%	6.01%	6.65%	5.42%
Ratio of expenses, excluding interest expense, to average net assets(5)	3.97%	3.68%	4.62%	3.55%
Ratio of net investment income to average net assets(5)	8.85%	9.39%	9.37%	9.76%

(1)	Represents per share net investment income for the period, based upon average shares outstanding.
(2)	Net realized and unrealized capital gain (losses) includes rounding adjustment to reconcile change in net asset value per share.
(3)

Management monitors available taxable earnings, including net investment income and realized capital gains, to determine if a tax return of capital may occur for the year. To the extent the Company’s taxable earnings fall below the total amount of the Company’s distributions for that fiscal year, a portion of those distributions may be deemed a tax return of capital to the Company’s stockholders. The tax character of distributions will be determined at the end of the fiscal year. However, if the character of such distributions were determined as of September 30, 2008, approximately $0.07 per share of the Company’s distributions for 2008 would have been characterized as a tax return of capital to the Company’s stockholders.

(4)

Total return equals the increase or decrease of ending market value over beginning market value, plus distributions, divided by the beginning market value, assuming dividend reinvestment prices obtained under the Company’s dividend reinvestment plan. Total return is not annualized.

(5)	Annualized.

About TICC Capital Corp.

We are a publicly traded business development company principally engaged in providing capital to small to mid-size technology-related companies. While the structures of our financings vary, we look to invest primarily in the debt of established technology-related businesses. Companies interested in learning more about financing opportunities should contact Debdeep Maji at (203) 983-5285 or visit our website at www.ticc.com.

Forward-Looking Statements

This press release contains forward-looking statements subject to the inherent uncertainties in predicting future results and conditions. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered to be forward-looking statements. Certain factors could cause actual results and conditions to differ materially from those projected in these forward-looking statements. These factors are identified from time to time in our filings with the Securities and Exchange Commission. We undertake no obligation to update such statements to reflect subsequent events.